EXHIBIT 15(b)







                        NEUBERGER & BERMAN EQUITY ASSETS
                           PLAN PURSUANT TO RULE 12B-1
                                   SCHEDULE A

         The series of Neuberger & Berman Equity Assets subject to the Plan pursuant to 12b-1, and the applicable fee rates, are:

                                                Fee (as a Percentage of
                  SERIES                        AVERAGE DAILY NET ASSETS

Neuberger & Berman Focus Assets                          0.25%
Neuberger & Berman Guardian Assets                       0.25%
Neuberger & Berman Manhattan Assets                      0.25%
Neuberger & Berman Partners Assets                       0.25%